                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             AEROVOX INCORPORATED
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                             AEROVOX INCORPORATED
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                             AEROVOX INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 11, 1998

                               ----------------

To the Shareholders of Aerovox Incorporated

  Notice is hereby given that the Annual Meeting of Shareholders of Aerovox Incorporated (the "Company") will be held at the offices of Ropes & Gray, One International Place, Room 36/1, Boston, Massachusetts 02110, at 11:00 a.m. on Monday, May 11, 1998 for the following purposes:

    1. To elect two Class III directors to serve until the Annual Meeting in the year 2001.

    2. To transact any other business that may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session thereof.

  To assure your representation at the meeting, you are urged to sign and date the enclosed proxy and return it as promptly as possible in the enclosed envelope.

                                          By order of the
                                           Board of Directors

                                           /s/ Jeffrey A. Templer

                                          Jeffrey A. Templer
                                          Assistant Secretary

New Bedford, Massachusetts
March 23, 1998

                             AEROVOX INCORPORATED
                             740 BELLEVILLE AVENUE
                             NEW BEDFORD, MA 02745

                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Aerovox Incorporated (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 11, 1998 and at any adjourned session thereof. You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Sending in a proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation in person to the Secretary at the meeting. This Proxy Statement and accompanying proxy will be mailed commencing on or about April 6, 1998 to all shareholders entitled to vote at the meeting. The Annual Report to Shareholders for the Company's fiscal year ended December 27, 1997 is being mailed with this Proxy Statement.

  The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, facsimile or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies for a fee of $2,000.

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote in favor of the election of the two nominees named below, both of whom are now directors of the Company, as Class III directors unless authority to vote for the election of the nominees is withheld by marking the box entitled "WITHHELD" on the enclosed proxy.

  The Company's By-laws provide for not more than fifteen nor less than three members of the Board of Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at seven members. As provided in the Company's Amended and Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes. Directors of each class are considered for re-election at the Annual Meeting of Shareholders held in the year in which the term of such class expires and serve thereafter for three years.

  The persons elected as Class III directors will serve until the Annual Meeting of Shareholders in the year 2001 and until their successors are elected and shall qualify. The remaining five incumbent directors will continue to serve as set forth below. Each of the nominees is expected to be able to serve, but if any nominee is unable to serve, or should any vacancy arise for whatever reason, the proxies intend to vote the shares to which this proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

  At the time of the Annual Meeting, Clifford H. Tuttle (who retired as President and Chief Executive Officer of the Company in 1996) will retire from the Board of Directors, of which he has been Chairman since 1989. Ronald F. Murphy, a member of the Board of Directors since 1989 (who retired as Senior Vice President and Treasurer of the Company in 1996) will also retire from the Board at the time of the Annual Meeting. The Company thanks Mr. Tuttle and Mr. Murphy for their years of service to the Company.

  The retirement of Mr. Tuttle and Mr. Murphy will create a vacancy in the Class III nominee ranks. In order to keep the classes of directors as even as possible, Mr. Brennan resigned as a Class II Director, to be effective at the time of the Annual Meeting, and will stand for nomination at the 1998 Annual Meeting as a Class III Director. The names of the Class III nominees and incumbent Class I and Class II directors, their ages, and certain other information regarding the nominees and incumbent directors are set forth in the following table.

NAME                        AGE                   INFORMATION
----                        ---                   -----------

             NOMINEES AS CLASS III DIRECTORS--TERMS EXPIRING 2001

John F. Brennan............  65 Mr. Brennan is Dean, Sawyer School of
 Director since 1989             Management, Suffolk University (since 1992). He
                                 was F. William Harder Professor of Management
                                 at Skidmore College from 1984 to 1992, Chairman
                                 and Chief Executive Officer of the H. T.
                                 Hackney Company from 1981 to 1983, and
                                 President and Chief Executive Officer of
                                 Chemical Separations Corporation from 1972 to
                                 1981. Mr. Brennan serves as a director of The
                                 Timberland Company and Data Storage Corp.
Dennis Horowitz............  52 Mr. Horowitz became President and Chief
 Director since 1995             Executive Officer of Wolverine Tube, Inc., a
                                 manufacturer of high technology copper and
                                 copper alloy tube and fabricated products, in
                                 March of 1998. From 1994 to 1997 he was
                                 President of the Americas, AMP Incorporated, a
                                 manufacturer of electronic components. Mr.
                                 Horowitz served as President and Chief
                                 Executive Officer of Philips Technologies, a
                                 manufacturer of electrical and electronic
                                 equipment and components, from 1993 to 1994;
                                 and of Philips Components, a manufacturer of
                                 electrical and electronic components and
                                 photonic products, from 1990 to 1993--all
                                 divisions of Philips Electronics North America
                                 Corporation. Mr. Horowitz currently serves as a
                                 director of Superconductor Technologies, Inc.,
                                 and is also a director of Wolverine Tube, Inc.

               INCUMBENT CLASS II DIRECTORS--TERMS EXPIRING 2000

Sherel D. Horsley..........  55 Mr. Horsley is Senior Vice President and Manager
 Director since 1997             of Marketing for the Digital Imaging Group of
                                 Texas Instruments Incorporated, an electronics
                                 company whose products include semiconductor
                                 components, defense electronics systems,
                                 computers, printers, and calculators. Mr.
                                 Horsley joined Texas Instruments in 1965 and
                                 prior to his most recent position, which he
                                 assumed in April 1997, was Senior Vice
                                 President and General Manager of the company's
                                 Digital Printing Systems Business Unit. Before
                                 that assignment, he served the company as

NAME                         AGE                   INFORMATION
----                         ---                   -----------
                                  Senior Vice President and Manager of Business
                                  Development for the Systems and Software
                                  Businesses and Manager of Corporate Marketing;
                                  and as Senior Vice President and Manager of
                                  Business Development for the Defense Systems
                                  and Electronics Group.
Benedict P. Rosen...........  62 Mr. Rosen is President and Chief Executive
 Director since 1995              Officer of AVX Corporation, a manufacturer of
                                  passive electronic components, which he joined
                                  in 1972. From 1990 to 1993, Mr. Rosen was
                                  President and Chief Operating Officer of AVX
                                  Corporation, and was Executive Vice President
                                  of the company from 1985 to 1990. He serves as
                                  a Senior Managing Director of Kyocera
                                  Corporation, AVX's parent company, and as
                                  President of Kyocera subsidiary Elco
                                  Corporation, a supplier of electronic
                                  connectors.

               INCUMBENT CLASS I DIRECTORS--TERMS EXPIRING 1999

Robert D. Elliott...........  47 Mr. Elliott was named President of Aerovox in
 Director since 1996              March 1996, and was appointed Chief Executive
                                  Officer in September 1996. From 1993 to 1996,
                                  Mr. Elliott was Group Executive of the
                                  Electrical Products Division of Eagle
                                  Industries, a diversified manufacturing
                                  company. From 1991 to 1993, he served as
                                  President of Hendrix Wire & Cable, a
                                  manufacturer of cable and accessories for the
                                  electric utility market, and a unit of Eagle's
                                  Electrical Products Division.
William G. Little...........  56 Mr. Little is President and Chief Executive
 Director since 1994              Officer of Quam Nichols Co., a manufacturer of
                                  commercial audio products, which he joined in
                                  1970. Mr. Little is Chairman of the United
                                  States Chamber of Commerce.
John L. Sprague.............  67 Dr. Sprague is President of John L. Sprague
 Director since 1989              Associates, a private management and business
                                  consulting firm. From 1981 through 1987, Dr.
                                  Sprague served as President and Chief Executive
                                  Officer of Sprague Electric Co., a manufacturer
                                  of electronic components, which he joined in
                                  1959. Dr. Sprague is a director of Allmerica
                                  Financial Corporation, California Micro Devices
                                  Corporation, and Sipex Corporation.

  Directors who are not employees of the Company receive annual fees in the amount of $12,000, plus $1,500 for each Board meeting attended and $500 for each meeting of a Committee of the Board attended in conjunction with a Board meeting, and $1,000 for committee meetings held separately from a Board meeting. Members of the Executive Committee and Committee Chairmen receive an additional $1,000 per year. All Directors are reimbursed for out-of-pocket expenses incurred in attending such meetings.

  The Board has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, consisting of Messrs. Brennan, Horowitz, Rosen, Tuttle and Elliott (Chairman), has the authority to act for the Board of Directors between meetings of the full Board.

The Executive Committee did not hold any meetings during fiscal 1997. After the Annual Meeting, the Executive Committee will consist of Messrs. Brennan, Horowitz, Rosen and Elliott (Chairman).

  The Audit Committee, consisting of Messrs. Horsley, Sprague and Brennan (Chairman), held 4 meetings during fiscal 1997. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors for the Company, reviewing the scope of the audit, reviewing the non-audit services provided by such auditors prior to the performance thereof, review of the audit reports and annual financial statements, review of financial and accounting controls and procedures and review of all related party transactions.

  The Compensation Committee, consisting of Messrs. Horowitz, Rosen and Little (Chairman), held 2 meetings during fiscal 1997. The Compensation Committee is responsible for reviewing officer, certain senior manager and director compensation arrangements and certain benefit programs.

  The Nominating Committee, consisting of Messrs. Elliott, Little, Murphy and Sprague (Chairman), held 1 meeting in 1997. After the Annual Meeting, the Committee will consist of Messrs. Elliott, Little and Sprague (Chairman). The Nominating Committee recommends potential Board members and the re-election of the Directors at the expiration of their respective terms, presents annually a slate of officers for the Board and makes nominations as vacancies occur, recommends to the Board appointments to standing committees and evaluates the effectiveness and performance of all Board committees.

  The Board of Directors held 10 meetings during fiscal 1997. Each of the directors attended all the directors' meetings and the relevant committee meetings during 1997

  The Company's By-Laws establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors. In general, notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination or proposal. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements.

 Stock Option Plan for Directors

  The Company has established the 1989 Stock Option Plan for Directors (the "Plan") pursuant to which each of the current directors who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 2,500 shares of Common Stock upon adoption of the Plan or upon his election as a director, and each newly elected Eligible Director will be awarded options to purchase 2,500 shares of Common Stock on the date of his first election. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of shareholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date, provided that if less than one year elapses between an initial grant and an annual grant, the Eligible Director will receive options covering 250 shares for each quarter of service. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The exercise price of the options for 2,500 shares awarded to Mr. Horsley and the options for 1,000 shares awarded to each Messrs. Brennan, Horowitz, Little, Murphy, Rosen, Sprague and Tuttle, all in 1997, was $4.50. Options become exercisable on the first anniversary of the date of grant. 80,000 shares have been authorized for delivery upon exercise of options under the Plan. The Plan is administered by a director of the Company who is not eligible to receive awards under the Plan (Mr. Elliott).

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

  Set forth below is certain information with respect to compensation paid by the Company or its subsidiaries for the fiscal year ended December 27, 1997 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION           AWARDS(1)
                         ------------------------------------- ------------
                                                                SECURITIES
   NAME AND PRINCIPAL                           OTHER ANNUAL    UNDERLYING     ALL OTHER
        POSITION         YEAR  SALARY   BONUS  COMPENSATION(2)   OPTIONS    COMPENSATION(3)
   ------------------    ---- -------- ------- --------------- ------------ ---------------
Robert D. Elliott....... 1997 $240,000      --     $47,027            --        $12,670
 President & CEO         1996  198,462 $54,000          --       100,000          9,840
                         1995       --      --          --            --             --
Jeffrey A. Templer...... 1997  160,000  16,000          --            --          6,446
 Senior Vice President &
  CFO                    1996   89,231  16,000          --        50,000          1,897
                         1995       --      --          --            --             --
John A. Chmura Jr....... 1997  145,247      --          --            --          8,209
 Senior Vice President,
  Sales                  1996  158,234      --          --         5,000          8,210
                         1995  143,598      --          --        10,000          7,568
Martin Hudis............ 1997  147,420      --          --            --          6,823
 Senior Vice President,  1996  147,420      --          --         5,000          6,086
 Technology              1995  164,023      --          --            --          6,501
Earl F. Sherman......... 1997  120,000      --          --            --          7,199
 Senior Vice President,  1996  120,000      --          --            --          7,200
 Business Development    1995  122,640   5,024          --            --          8,618

--------
(1) The Company has not issued restricted stock awards or SARs. In addition, the Company does not maintain a "Long Term Incentive Plan" as that term is defined in the applicable rules.
(2) Does not exceed the lesser of $50,000 or 10% of salary and bonus, except for Mr. Elliott who received relocation compensation of $47,027.
(3) The amounts shown for each named officer for fiscal 1997 include matching Company payments for (i) life insurance premiums, and contributions to
    (ii) the Aerovox Profit Sharing Savings Plan and (iii) the Aerovox Deferred Supplemental Savings Plan, respectively, as follows: Mr. Elliott:
    $2,400, $4,750, $5;520; Mr. Templer: $4,400 (Profit Sharing Savings Plan) and $2,046 (Deferred Supplemental Plan); Mr. Chmura: $2,400, $4,214, $1,595; Mr. Hudis: $2,400, $4,322, $101; Mr. Sherman: $2,400, $3,481,
    $1,318.

OPTION GRANT TABLE

  No stock options were granted during the fiscal year ended December 27, 1997 to the Chief Executive Officer and the other officers named in the Summary Compensation Table.

YEAR-END OPTION VALUE TABLE

  The following table shows as to the individuals named in the compensation table certain information with respect to options held on December 27, 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                               NUMBER OF SECURITIES       VALUE OF SECURITIES
                              UNDERLYING UNEXERCISED    UNDERLYING IN-THE-MONEY
                                 OPTIONS AT FISCAL         OPTIONS AT FISCAL
                                   YEAR END 1997           YEAR END 1997(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Robert D. Elliott...........   20,000       80,000           -0-        -0-
Jeffrey A. Templer..........   10,000       40,000           -0-        -0-
John A. Chmura Jr...........   30,000       10,000       $33,600        -0-
Martin Hudis................   30,000       10,000           -0-        -0-
Earl F. Sherman.............   40,000          -0-        33,760        -0-

In each case options were granted at fair market value on the date of grant and are non-statutory options. Each option becomes exercisable 20% per year (or earlier upon termination of employment at age 65) and expires ten years from date of grant.
--------
(1) Based on the share price of $4.50 which was the closing price for a share of the Company's common stock on December 26, 1997.

 Change of Control Severance Benefits

  The Company has Severance Agreements with certain key employees, including Messrs. Elliott, and Templer. Such Severance Agreements provide that if, within 24 months following a "change in control" (as defined in the Severance Agreements), the Company were to terminate the employee's employment other than for cause (as defined) or the employee were to terminate his employment for reasons specified in the agreements, the employee would receive severance pay in an amount equal to the sum of twice his base salary (at the rate in effect immediately before the change of control) and his target bonus for such year, without deduction for any amounts previously paid under the bonus plan, in the case of Mr. Templer, and three times such base salary and bonus in the case of Mr. Elliott. In addition, the Severance Agreements provide for the immediate vesting of bonus awards, stock options, etc. and immediate payment of deferred compensation amounts upon such termination. For one year following any such termination of employment, the employee would be entitled to continue participation in all accident and health plans provided by the Company. In the case of Mr. Elliott, Mr. Templer and one other executive, the Severance Agreements further provide for a "gross-up" under which, if amounts paid under such Agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the employee in seeking enforcement of contractual rights following a change of control.

 Agreement With Mr. Tuttle and Mr. Murphy

  The company has a Consulting, Non-Competition and Confidentiality Agreement with each of Mr. Tuttle and Mr. Murphy. Under the Agreement, Messrs. Tuttle and Murphy will provide consulting services to the Company for ten years commencing on the date of their retirement (December 28, 1996). Pursuant to the agreements, the Company has agreed to pay a fee in the amount of $5,000 per month, in the case of Mr. Tuttle and $3,000 per month in the case of Mr. Murphy, and to pay $1,600 per day in the case of Mr. Tuttle, and $960 per day in the case of Mr. Murphy, for each day of consulting services rendered. The Company has agreed to pay for a minimum of 25 days consulting services.

 Indemnification Agreements

  The Company has entered into Indemnification Agreements with each director and certain officers of the Company including the officers named in the Summary Compensation Table. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the director or officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of directors and officers beyond that provided by the Company's Amended and Restated Certificate of Incorporation. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of the Company (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although the Company may overcome this presumption). The indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by the Company on limited grounds. If a determination of entitlement is made, the Company is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. The Company is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of that Agreement.
                            PERFORMANCE COMPARISON

  The graphs below compare cumulative total shareholder return on the Company's Common Stock, for the five-year period shown, with the NASDAQ Market Index and a peer group which has been revised this year to better reflect the Company's market.

                             [GRAPH APPEARS HERE]

                    COMPARISION OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

-------------------------------FISCAL YEAR ENDING-------------------------------
COMPANY                      1992    1993    1994     1995     1996    1997

AEROVOX INC.                 100    127.27  123.23    94.95    76.77    67.68
PEER GROUP                   100     96.92  118.85   139.20   133.81   184.00
BROAD MARKET                 100    119.95  125.94   163.35   202.99   248.30

  Assumes $100 invested on January 1, 1993. The Peer Group consists of American Technical Ceramics Corp., Bel Fuse Inc., CTS Corp., Corcom Inc., Robinson Nugent Inc., The Cherry Corp., Vishay Intertechnology Inc., and MagneTek. The latter, a replacement for Dallas Semiconductor Corp. and Del Global Technology Corp. which were previously included, was selected because it participates in some of the same markets as Aerovox.

  The following graph includes the peer group used in previous years, and is presented here for comparison with the performance of that group.

                             [GRAPH APPEARS HERE]

                    COMPARISION OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

-------------------------------FISCAL YEAR ENDING-------------------------------
COMPANY                      1992    1993    1994     1995     1996    1997

AEROVOX INC.                 100    127.27  123.23    94.95    76.77    67.68
PEER GROUP                   100    107.08  135.27   177.14   167.38   245.30
BROAD MARKET                 100    119.95  125.94   163.35   202.99   248.30


  Assumes $100 invested on January 1, 1993. This Peer Group consists of American Technical Ceramics Corp., Bel Fuse Inc., CTS Corp., Corcom Inc., Dallas Semiconductor Corp. and Del Global Technology Corp. Robinson Nugent Inc., The Cherry Corp., and Vishay Intertechnology Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing officer compensation arrangements and certain benefit programs.

  For the purpose of comparison, the Committee reviewed industry surveys on officer salaries, focusing generally on the "durable goods manufacturing" sector. Information from these sources, rather than salary data from the peer group, was selected for comparison because it is readily available.

  There are three elements of the executive compensation program at Aerovox: base salary, annual incentive bonuses, and stock based awards. The program is designed to attract competent executives, and to motivate them to achieve both the short and long term goals of the Company. The Company believes its compensation program links executive achievement with shareholder interests.

 Base Salary

  Base salaries of executives who have been with the Company for some time are generally in line with the median compensation for comparable positions as outlined in the surveys. Occasionally the Committee has found, however, that higher salaries are required to attract new executives with the requisite technical expertise.

  While the Company does not formally weigh these factors, decisions on annual increases are based on three criteria. First, the Committee makes a subjective appraisal of how well the Company has done within its own industry, considering competitive and economic situations. Secondly, the outcome of the annual review conducted by the Company to evaluate each officer's performance is considered by the Committee. Finally, if there has been a significant change in responsibility, this is recognized in salary decisions.

 Executive Incentive Bonus Plan

  A new plan, the Incentive Compensation Plan, was adopted in 1997 to motivate participating employees to do the best possible job improving the Company's financial performance. Under this new Plan, the measurements and the weighted values established for 1997 were Net Income After Taxes (weighted at 75%) and the Working Capital to Sales Ratio (weighted at 25%). Each participant has a Target Participation level, which is a percentage of their base salary. While performance is measured monthly and cumulatively throughout the year, payments to participating officers and management, if warranted, are determined and paid only after the Company's annual audited financial statements have been approved by the auditors and the Audit Committee.

 Stock Incentive Plan

  The third element of the Company's executive compensation program is the Stock Incentive Plan. Under this Plan, employees who contribute to the management, growth and profitability of the Company are eligible to receive stock options, which vest over a five-year period. The Compensation Committee considers that ownership of securities encourages management to have a propriety interest in the long-term success of the Company, which ultimately enhances shareholder value. In order to encourage significant ownership of the Company's stock in connection with its Stock Incentive Plan, the Board of Directors has determined that with respect to options granted after March 2, 1993, options will not become exercisable unless an employee owns, at the time of exercise, a number of shares equal to at least 40% of the aggregate number of shares acquired by previously exercised options granted after March 2, 1993.

  Guidelines for option awards were established at the inception of the program in 1989. The awards are commensurate with the participant's ability to effect the profitability of the Company. Awards established for different levels of responsibility range from options for 100,000 shares for the CEO to 1,000 for engineering, marketing, administrative and manufacturing personnel. The exercise price of each option is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares on the date of grant.

 Chief Executive Officer Compensation

  In 1997, Robert D. Elliott, President and Chief Executive Officer ("CEO") was paid a base salary of $240,000, the same as during 1996. Mr. Elliott, who is eligible to participate in the Incentive Compensation Plan at a Target Participation level of 60%, was not paid a bonus in 1997.

  The foregoing chart and textual and tabular descriptions provide details of the payments and programs referenced in this report. The industry peer group selected for the five-year cumulative return comparison is a broad group, which covers electronic and electrical equipment component companies.

William G. Little, Chairman
Dennis Horowitz
Benedict P. Rosen

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 17, 1998, certain information regarding the Common Stock ownership of the Company's current directors and nominees, the named executive officers and of all directors and executive officers of the Company as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

                                                        AMOUNT AND      PERCENT
                                                   NATURE OF BENEFICIAL   OF
             NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)      CLASS
             ------------------------              -------------------- -------
Clifford H. Tuttle................................       132,362          2.5%
Robert D. Elliott.................................        42,000            *
John F. Brennan...................................        16,000            *
John A. Chmura Jr.................................        44,000            *
Dennis Horowitz...................................         5,300            *
Sherel D. Horsley.................................         2,500            *
Martin Hudis......................................        39,000            *
William D. Little.................................        21,750            *
Ronald F. Murphy..................................        49,859            *
Benedict P. Rosen.................................         9,500            *
Earl F. Sherman...................................        47,681            *
John L. Sprague...................................        11,625            *
Jeffrey A. Templer................................        12,000            *
All directors and executive officers as a group
 (17 persons).....................................       482,231(2)       9.0%

--------
 * Less than 1%.
(1) Includes the following number of shares issuable pursuant to options currently exercisable or exercisable within sixty days: Messrs. Tuttle:
    1,000; Elliott: 30,000; Brennan: 9,000; Chmura: 33,000; Horowitz: 4,500;
    Horsley: 2,500; Hudis: 34,000; Little: 4,750; Murphy: 41,000; Rosen:
    4,500; Sherman: 40,000; Sprague: 8,625; and Templer: 10,000.
(2) Includes 261,875 shares issuable pursuant to options currently exercisable or exercisable within sixty days.

  The only persons or entities known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock are as follows:

                                                        AMOUNT AND
                                                   NATURE OF BENEFICIAL PERCENT
       NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP        CLASS
       ------------------------------------        -------------------- -------
Dimensional Fund Advisors Inc.....................      318,500(a)        5.9%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Franklin Resources, Inc...........................      378,800(b)        7.0%
 777 Mariners Island Blvd.
 San Mateo, CA 94403
Paine Webber Group Inc............................      328,000(c)        6.1%
 1285 Avenue of the Americas
 New York, NY 10019-
Charles E. Sheedy.................................      379,100(d)        7.0%
 Two Houston Center, Suite 2907
 Houston, TX 77010
Texas Art Supply Co...............................      503,934(e)        9.4%
 910 Travis Street, Suite 2030
 Houston, TX 77002
William D. Witter, Inc............................      445,753(f)        8.3%
 One Citicorp Center
 153 East 53rd Street
 New York, NY 10022

--------
(a) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 318,500 shares of Aerovox Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(b) The Adviser Subsidiaries of Franklin Resources, Inc. ("FRI") are deemed to have beneficial ownership of 378,800 shares of Aerovox stock as of December 31, 1997, all of which are held in open or closed-end investment companies or other managed accounts advised directly and indirectly by the Adviser Subsidiaries. FRI, the Principal Shareholders (Charles B. Johnson and Rupert H. Johnson) and the Adviser Subsidiaries disclaim any economic interest or beneficial ownership of such shares. Franklin Advisory Services, Inc. has sole voting and dispositive power over the shares.
(c) Sole dispositive power: 328,000 shares.
(d) Sole voting and dispositive power: 379,100 shares.
(e) Texas Art Supply Co., Louis K. Adler, Marc F. Adler, and the Adler Foundation beneficially own, with sole voting and dispositive power, 475,300 shares, 18,500 shares, 10,000 and 134 shares, respectively. Texas Art Supply Co. is a wholly owned subsidiary of Westlane Corporation. Louis
    K. Adler is President of both Texas Art Supply Co. and Westlane Corporation. Gail F. Adler, the wife of Louis K. Adler, is Vice President of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler and Gail F. Adler are the only directors of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler, Gail F. Adler and Marc F. Adler are three of the four Trustees of the Adler Foundation. Marc F. Adler is the son of Louis and Gail Adler. Westlane Corporation may be deemed to be the indirect beneficial owner of shares of Aerovox Common Stock owned by Texas Art Supply Co. and, as such, could be regarded as sharing with Texas Art Supply Co. investment and dispositive power with respect to such shares. Westlane Corporation disclaims beneficial ownership of any of the shares of Aerovox Common Stock held by Texas Art Supply Co.
(f) Sole voting power and dispositive power: 445,753 shares.

                               OTHER INFORMATION

OUTSTANDING SHARES

  Only shareholders of record at the close of business on March 23, 1998, are entitled to notice of and to vote at the meeting. There were 5,385,409 shares of Aerovox Common Stock ("Common Stock"), $1.00 par value, outstanding on that date, each of which is entitled to one vote.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

  Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  Class III directors will be elected by a plurality of the votes properly cast at the meeting.

  The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

AUDIT MATTERS

  A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

  In order for any proposal that a shareholder intends to present at the 1999 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Company no later than December 12, 1998.

OTHER BUSINESS

  The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

  The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting. Thank you for your cooperation.

                             AEROVOX INCORPORATED
                                 MAY 11, 1998
                    ANNUAL MEETING OF AEROVOX INCORPORATED
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned hereby constitutes and appoints Robert D. Elliott and Jeffrey A. Templer or either of them, with power of substitution to each, proxies to vote and act at the Annual meeting of Shareholders on Monday, May 11, 1998 at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts 02110, and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, and to vote on the Statement, receipt of which is acknowledged, and proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED ON THE REVERSE SIDE, THE PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AS CLASS III DIRECTORS, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER NOT KNOWN A REASONABLE TIME BEFORE THIS SOLICITATION THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE

                              (See Reverse Side)
--------------------------------------------------------------------------------

[ ] Please mark
    your votes as in
    this example

                    FOR   WITHHELD    NOMINEES:          PLEASE MARK, SIGN, DATE
1. Election of      [ ]     [ ]       John F. Brennan    AND RETURN THE PROXY
   Class III                          Dennis Horowitz    CARD USING THE
   Directors:                                            ENCLOSED ENVELOPE.


For, except vote withheld from the
following nominee (s):

----------------------------------

Signature                       Date        Signature                  Date
         -----------------------    --------         -----------------     -----
                                                      IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.